# Solutionz

Solutionz delivers a new model for B2B engagement through SMARTtools™. We convert customer relationships into new growth, loyalty and impact through travel and event booking. We also deliver resilience against AI-driven marketing disruption.


solutionz™
GIVE more. MAKE more.
Purpose-driven SMARTtools transforming travel, events, and marketing across B2B markets
TravelingToGive

Ask me anything...

$99 minimum investment

DEADLINE: January 29, 2027

in 3 months

UNIT PRICE

$1

TOTAL RAISED ON NETCAPITAL

$15,630

TOTAL RAISED THIS ROUND

$15,630

VALUATION THIS ROUND

$20,800,000

Add to Watchlist

Reg CF offering provided by Netcapital Funding Portal Inc.

Pitch | Updates | Discussion

## DEAL HIGHLIGHTS

### This isn't a Pitch. It's an invitation to transform an industry.

***live, tested tools | large underserved market | scalable model***


solutionz™
give MORE. make MORE.
0:01 / 2:11

“Every brand on the planet sells to travelers, but 30 years after travel becoming available online, we still force people to leave our sites and systems to “go to the travel store.”

Chicke Fitzgerald
CEO and Founder, Solutionz



Solutionz SMARTtools™ are a flexible suite of plug-and-play digital tools that fit across industries to a broad range of audiences—companies, nonprofits, events, and individuals.

Our SMARTtrip tool suite is powered by our patent pending TravelingToGive™ platform. Our SMARTgrowth suite is powered by our productivity and marketing tech stack and our Triple Win Formula, a proprietary business operating system.

They help our clients monetize activities that are already occurring outside their “field of vision” by plugging

directly into the sites and systems that they and their customers (the travelers) use daily - without sending them off to the travel store. That produces higher conversions, which directly impacts revenues.

The tools are live and have been tested for product-market fit with 80 clients in the CARE, Events, Enterprise System, Media, Non-Profit and Destination markets.


Monetize the moments outside of your field of vision – like travel and events that are happening anyway
TravelingToGive

Instead of costly and time-consuming customization, our tools are configured to drop into websites, blogs, systems, and campaigns in minutes—not weeks or months.

That speed and ease gives clients a faster path to value.

The SMARTgrowth suite streamlines digital marketing and productivity. Leading the way is our SMARTLauncher, integrating contextual trip planning into the Google suite - Calendar, Search, Contacts and Maps. Next is our SMARTsnapshot, a direct competitor to Linktr.ee, a link manager, launched in October 2025.


SMARTsnapshot
one place to find everything


abc
FOX NEWS
AP Associated Press
SI
International Business Times
MorningNews
CBS
NBC
and over 450 news sites

SMARTbranding is our newest platform, with beta version launched in November 2025, which may future proof brand spending as AI disintermediates search.


09:40 AM
Saturday, September 13, 2025


Every trip benefits Save the Children
Find Lodging Nearby
09:34 AM
Saturday, September 13, 2025


Smart Calendar
powered by TravelingToGive™
IMAGINE being able to plan your trip to an event or a meeting, right from your Google™ Calendar.

SMARTcalendar™ and our tVITE™ travel invitation for Google Calendar are planned to be released in 1Q26. This calendar productivity tool is planned to be a paid enhancement to the SMARTbranding platform.

All of our digital marketing tools are focused on **helping our clients defend their marketing budget from AI shifts—reduce their spend and grow direct engagement as they deploy our SMARTlauncher, where our SMARTtrip tools are woven into the fabric of the browser experience.**

An added benefit of this new suite of products is that it only takes minutes to demo our live products to prospects, showing them exactly what their users will see with a fully branded experience on the Chrome desktop and with our embedded trip planning products.

## WHY SOLUTIONZ?

## The 2-sided Marketplace Problem and our Solution

It is getting more and more difficult for companies to differentiate and to grow. AI is allowing competitors to develop faster and it is making it more challenging to break through the marketing noise. We allow our clients to tap into new revenue streams from their existing base, increasing engagement and profits.

The current travel and event planning systems are outdated, failing to address the real needs of travelers, event organizers and businesses, yet we continue to push travelers from our sites and systems to them.

We help our B2B clients to differentiate in a crowded space and we simplify trip planning for their constituents, with destination centric solutions that are easier to use and that produce impact.

## The Product Suite - One Platform, Eight Powerful Tools

**Solutionz delivers a suite of embeddable, brand-controlled tools that live right inside our client's digital footprint, helping their audience book smarter, stay closer, and remain engaged longer.**

**TravelingToGive is our flagship product, powering all of our SMARTtools.**

Patent Pending | Fully Market Tested | Precise Planning | Portable | Impact Focused

**Click HERE to watch a short 2 minute video about our SMARTtools.**

Solutionz' patent-pending platform integrates trip planning, brand engagement, and charitable giving into the systems people already use, including their browser. This portability is our secret sauce.

Our architecture ensures scalability and vendor independence, enabling us to switch or add inventory providers in hours, increasing revenue potential, without corresponding costs.

## Differentiation

**Our focus is on delivering relevance**

Once funding is complete, we plan to expand our IP coverage to new products. This is planned to include integration into Outlook and MAC browsers, plus Partner Marketplaces for companies like SalesForce, Eventbrite and WordPress, because proximity includes where you are using our tools.

We also plan to add in the sale of events on our platform, further diversifying revenues. With SMARTtrip tools, we already know where you are going, so pulling the events nearby makes perfect sense.

We also plan a 1Q26 launch of the eTWIN™ Network, our intelligent, multi-dimensional filtering capability to increase the relevance of every AI-driven search.

Imagine being able to choose the appropriate profile before doing a search for Places to Eat, Festivals/Events, Things to Do or Local Attractions.

You are not always the same person when you travel and attend events. We believe that the eTWIN Network can provide the multi-dimensional profile as a service to other travel and event tech companies, versus each one of them trying to guess what your preferences are with each AI search on their platforms.

## HEALTHY GROWING MARKET

From 2000 to 2019, the UN World Tourism Office cited that "travel is one of the most resilient sectors", having bounced back handily from 9/11, the Bird Flu and the Economic downturn. And while travel took a beating during the pandemic, the overall number of trips returned to pre-pandemic levels in 2023.

In 2024, according to the US Travel Association US Travel Forecast, there were 2.4 billion trips taken in the US, yielding revenues of $900B.

According to US Travel Association projections, the industry should sustain **CAGR (compound annual growth rate) for 2023–2028** of approximately **2.49% per year.**

## BUSINESS MIX AND THE COMPETITION

Current market players (Expedia, Booking.com, hotel brands, travel agencies), are known as online travel agencies (OTA). We refer to them as “the travel store.” The OTAs focus heavily on vacation and managed business travel.

This leaves an underserved opportunity in the 84% of travel driven by life events like weddings, funerals, concerts, sporting events and medical visits plus unmanaged business trips.

According to the US Travel Association, out of all trips taken in the US, vacation trips (7 days or longer) and managed business travel, account for just over 15% of all trips taken (8 and 7% respectively). Solutionz targets the balance of trips (life travel and unmanaged business travel), which do not fall into either of those categories. We focus on making it easier to plan those trips, which represent just over 84% of all trips.

Additionally, by adding in driving directions, time estimates, car rental and motorcycle rental, we are catering to the drive market, which is virtually ignored by the competition. A decade ago, we co-launched a syndicated study with Mandala Research called Project85. While we entered that study with an expectation that 85% of the market was non-air travel, the study showed that the drive market actually represented 89% of all trips taken in the US. According to the USTA Winter 2025 forecast that number has now grown to 92%.

The American Hotel & Lodging Association (AHLA) reports that U.S. hotels market size was estimated at USD 747 billion in 2024, which represents 57.6% of all travel spending. Of that amount, 35.6% is currently sold online.

The hotel sector is projected to grow at a CAGR of 7.1% from 2025 to 2030, which is significantly healthier than the overall industry projections for US Travel.

**That sector is our primary focus, with over 84% of sales and 95% of commissions from lodging.**

THE COMPANY

# Mission-Driven

Our model of 'SMART meets Heart' means giving back from every transaction and in every interaction. Weaving giving and tech provides us additional competitive advantage.

We are committed to contributing up to 25% of revenue to charitable causes, chosen by our clients. Giving is an integral part of our business model, as our company motto is “give MORE, make MORE. We begin with a strong model and healthy margins, then we grow impact with every transaction. We envision a new type of balance sheet, where we can put names and faces to the impact metrics.

**This coupled with our focus on growth and engagement, gives our clients a triple win.**

# The Team

**Solutionz is led by a diverse team with deep travel, tech, and business growth experience.**

We call ourselves the All-Girl Band, led by women leaders with proven results and deep experience.

*Our leadership team includes former travel executives and proven SaaS operators, alongside our Board and Sounding Board.*

Over 50% of our team, including our Board, have invested cash as well as sweat equity, materially demonstrating their commitment to our future.

We augment our board with a rotating group of advisors known as the Sounding Board. Click HERE to see the current members.

## Our Team and our Contracted Providers

We are currently using fractional resources for a number of roles, including partnerships to deliver our technology and revenue operations. A goal of funding is building our our permanent team, with a focus on sales and marketing.

### BUSINESS MODEL

## How Money Flows

Solutionz has been market testing our products in their various iterations since 2015, producing consistent results for our key Booking (revenue) performance indicators. We are at revenue generation, and once funding is secured, we plan to scale sales efforts with a full time team and aggressive marketing efforts.

**During our beta test period, which ended December 31, 2025 with 1067 bookings, we generated $270,244 in gross hotel sales, $9,746 in car sales and $38,708 in air ticket sales.**

The Donation, Royalty and Sales Commission represent our cost of sale model.

The Donation, Royalty and Sales Commission represent our cost of sale model.

## Built for Margin - Powered by Diverse Revenues

During our beta period (through December 31, 2025), we produced commission revenues on hotel, ar and air booking activity, with average commissions in 2025 of 7.5% for hotel bookings, 4.5% for car bookings (including insurance commissions) and a flat fee of $3 per booking for air. Lodging commissions vary from 6% to 11%, depending on whether the hotel booking was prepaid.

## Revenue Drivers

Since over 84% of our sales and nearly 95% of commissions comes from hotels, the three key performance indicators (KPIs) are conversion rate, average daily room rate and length of stay for lodging bookings. We are significantly above industry averages in all three. As a result, as we increase the volume of transactions, we expect to multiply our revenues effortlessly, without a corresponding increase in operating costs.

**In simple terms, this means we make more money per booking than industry averages and with our low cost structure, more of that revenue flows to the bottom line.**

Since 2012, Solutionz has had an Agreement with Priceline Partner Network ("Partner") for the provision of our hotel, car and air inventory. The Agreement was recently amended with our new Company name.

In the following model, PPS are the ones providing the services to the travelers. These services are being provided under the new Agreement at substantially the same terms as our grandfathered Agreement from 2012.

Our asset-light, scalable model means **costs don't rise as we grow**, unlike traditional travel platforms burdened by inventory, receivables, and call center overhead.

# Customer Acquisition and Market Approach

## Sales Plan

Our sales approach is primarily B2B direct sales, targeting organizations with high intent travelers. We do so with a direct sales team and channel partners, with direct relationships with our target audience (e.g. consultants to the industries or resellers of adjacent products or services).

## Marketing Plan

Since we are targeting high-intent travelers via B2B channels, our marketing costs are also significantly lower than our competitors. We reinforce our direct sales efforts with our podcast and video content, using social media marketing and best practice contact marketing campaigns.

In contrast, in 2024 Expedia and Priceline spent $17.83 and $6.64 respectively per room booked on direct marketing, with the bulk spent with Google for keywords to drive traffic to their front door.

## Channel Partners and Revenue Sharing Model

At Solutionz, we know what gets rewarded gets repeated. Our combined use of a direct sales team, channel partners and online marketing, and our revenue sharing model reflect that assumption. Our costs range from $1-$2.50 per room booked, plus $1-2 per room booked for sales costs, which is what contributes to the likelihood of higher than average projected margins.

Outside our revenue share with clients/partners/sales team, our main costs are marketing, partner support, operations and product development.

We have a lean staff that does not need to grow proportionately as the customer base grows due to our unique expense model.

## WHY INVEST NOW

### High-Growth Market

We target the 84% of U.S. trips driven by life events and unmanaged business travel — a large, underserved portion of the $1.3T travel market, aligning perfectly with the rising trend of conscious consumerism.

### Proven Model

Our tools are live and tested with 80 clients across events, nonprofits, enterprises, and media, showing strong product-market fit. And with partnerships across influencers, nonprofits, and corporations, we've created a scalable, high-margin business that marries social impact with profitability.

### Technology-Driven

Our patent-pending, proprietary, portable tools embed directly into browsers and websites dynamically, giving clients control. The architecture ensures a robust, user-friendly experience that scales effortlessly across B2B and B2C channels.

### Social Good

With up to 25% of revenues directed to client-chosen causes, our SMARTtools™ combine measurable social impact with revenue growth and help brands defend marketing spend as AI disrupts SEO and advertising. Investors benefit from a model that delivers financial returns while creating measurable, positive change.

***Join us in reshaping the future of travel—where every journey has a purpose, and every destination leaves an impact.***

## CONNECT WITH US

As a potential investor, we believe that you should be able to dig as deeply as you want before you make a commitment. Of course, we can set up a call to do that one on one, or you can look at our SMARTsnapshot for Investors.

What better way to show you what we can do for our clients, than by using it to help you vet the opportunity!

Click HERE to access to the live tool, which you can also view on the next page.

The Social Media links are at the top. Additionally, there are other links to do a deeper dive into the company and our offerings. At the bottom there is a link to our travel tool, so you can experience TravelingToGive yourself.

And if you want to schedule a call, just use the link highlighted in blue at the top.

## USE OF PROCEEDS

If the offering's maximum amount of $1,200,000 is raised:

| Use | Value | % of Proceeds |
|---|---|---|
| Sales | $348,000 | 29.0% |
| Product Development | $120,000 | 10.0% |
| Operations | $312,000 | 26.0% |
| Marketing and Partner Success | $361,200 | 30.1% |
| Intermediary fees | $58,800 | 4.9% |

## TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Membership Interest Units , under registration exemption 4(a)(6), in Solutionz Group LLC. This offering must reach its target of at least $10,000 by its offering deadline of January 29, 2027 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company’s implied valuation after the offering (sometimes called its *post-money valuation*) will be:

22,000,000 units

× $1 per unit

$22,000,000 implied valuation

## FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

## SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

All SEC filings related to this offering are available here:

- Form C on February 13, 2026
- Form C/A on April 9, 2026
- Form C/A on April 30, 2026

› Form C/A on July 30, 2026

## UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

## MORE INFO

If Solutionz has presented in any webinars during the offering period, you may access them here

- Website

- LinkedIn
- X.com
- Facebook

Check the background of Netcapital Securities, Inc. on FINRA BrokerCheck. Regulation Crowdfunding ("Reg

CF") securities are offered through Netcapital Funding Portal, Inc., a funding portal registered with the Securities and Exchange Commission ("SEC") and member of the Financial Industry Regulatory Authority ("FINRA"). Regulation A+ ("Reg A+") and Regulation D ("Reg D") 506(c) securities are offered through Netcapital Securities, Inc., a broker-dealer registered with the SEC and member of FINRA and the Securities Investor Protection Corporation ("SIPC").

Netcapital Systems LLC is a software development company that operates the website netcapital.com. Netcapital Funding Portal, Inc. and Netcapital Securities, Inc. have entered into Technology Licensing Agreements with Netcapital Systems LLC to utilize netcapital.com to host securities offerings.

Neither Netcapital Securities Inc. nor any of its affiliates provide any investment advice or make any investment recommendations, and no communication through this website should be construed as such. Investments offered through netcapital.com are unsolicited. Securities offered on netcapital.com have not been registered under the Securities Act of 1933. Private placements are speculative, illiquid, and involve a high degree of risk, including the possible loss of your entire investment.